Exhibit 99.1

Saga Communications, Inc.

Agrees to Acquire Radio Stations Serving the Greater Lafayette, IN Radio Market

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – February 13, 2024 – Saga Communications, Inc. (Nasdaq -SGA) announced today that it has entered into an agreement to purchase the assets of WKOA (FM), WKHY (FM), WASK (FM), WXXB (FM), WASK (AM) and W269DJ from Neuhoff Communications, Inc. serving the Greater Lafayette, IN radio market.

Chris Forgy, President and Chief Executive Officer of Saga Communications, said, “We regretted missing the opportunity to acquire these stations a number of years ago when the Neuhoff family acquired them. These stations are a great fit for Saga. We see a lot of opportunity with these stations and this market and are pleased that the family has decided to entrust Saga with continuing these station’s long-standing heritage of serving the Greater Lafayette region. Saga intends to continue building its business in radio by identifying and acquiring middle market stations in dynamic communities.”

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a growing focus on opportunities complimentary to our core radio business including digital, e-commerce and non-traditional revenue initiatives. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.